Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the Effective Date (as defined below), is entered into by and between SAExploration Holdings, Inc., a Delaware corporation (the “Employer” or the “Company”), and Brian Beatty, an individual residing in the Province of Alberta, Canada (the “Executive”) and amends, restates and replaces in its entirety the Executive Employment Agreement dated as of June 24, 2013, other than the provisions of the Non-Disclosure Agreement (as such term is defined herein) (the “Original Employment Agreement”). The Employer and the Executive may be referred to singularly as “Party” or collectively as “Parties.” Unless otherwise specified, capitalized terms have the meanings set forth herein.

RECITALS

WHEREAS, the Company and certain of its subsidiaries and such other parties identified therein entered into that certain Restructuring Support Agreement dated as of June 13, 2016, whereby the parties thereto have agreed to enter into certain transactions that will have the effect of restructuring and recapitalizing the Company (the “RSA”) effective upon the Closing Date (as such term is defined in the RSA);

WHEREAS, prior to the Effective Date, the Employer has employed the Executive as Chief Executive Officer and President;

WHEREAS, in connection with and pursuant to the provisions of the RSA, the Parties have agreed to amend the Original Employment Agreement on the terms and conditions contained herein effective immediately upon the date of approval (the “Effective Date”) by the Board of Directors of the Company (the “Board”);

WHEREAS, effective immediately upon the Effective Date, the Company will employ the Executive as the Chief Operating Officer, and the Executive desires to be employed by the Employer on the terms and conditions contained herein;

WHEREAS, the Employer acknowledges and rewards the value and loyalty of the Executive and seeks to build and protect the Company’s stability, growth, customer base, technology and other competitive advantages; and

WHEREAS, the Executive wishes to evidence his commitment to the Company and its objectives.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived hereinafter, the Employer and the Executive hereby agree as follows:

AGREEMENTS

1. Employment Term. The Employer hereby agrees to continue to employ the Executive commencing on the Effective Date and ending on the third anniversary thereafter (the “Initial Term”); provided, however, that at the end of the Initial Term, the Executive’s employment and this Agreement shall automatically renew or extend for consecutive terms of one (1) year on each succeeding anniversary of the Effective Date (each such renewal or extension a “Renewal Term”), unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as applicable (the Initial Term and each Renewal Term, collectively, the “Term”). Notwithstanding the foregoing, the Parties shall have the termination rights as set forth in Section 5 of this Agreement. Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of any ancillary agreement, specifically including the Non-Disclosure Agreement executed by the Executive in favor of the Employer concurrently with the Original Employment Agreement, (the “Non-Disclosure Agreement”). The obligations of the Parties under Sections 5 through 25 herein shall survive according to the terms of each provision. The Executive accepts such continued employment and agrees to continue to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties. During the Term, the Executive shall serve in the position of Chief Operating Officer and shall report to and be subject to the general direction and control of the Board or its designee. In such capacity he shall be responsible for the supervision of the day to day operations of the Company and the implementation of its business plans and strategies, in each case, subject to the Board and in accordance with and subject to budgets approved from time to time by such Board. The Executive shall perform such duties consistent with the Executive’s position, as well as other related duties from time to time assigned to the Executive by the Board. The Executive further agrees to perform, without additional compensation, such other services for the Employer and for any of its affiliates as the Board shall from time to time specify, if such services are of the nature commonly associated with or similar to that of the Executive’s position with a company engaged in activities similar to the activities engaged in by the Employer at the time of execution of this Agreement. For purposes of the Non-Disclosure Agreement and Sections 5 through 25 herein, the term “Employer” shall be deemed to include and refer to any and all affiliates of the Employer. The Executive acknowledges and agrees that the Non-Disclosure Agreement executed simultaneously with the Original Employment Agreement is hereby incorporated by reference herein and made a part hereof and that the Non-Disclosure Agreement constitutes a material part of this Agreement.

3. Extent of Service. The Executive shall devote his full business time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with or detracts from the business of the Employer during the Term of this Agreement. The foregoing shall not be construed as preventing the Executive from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Executive which would in any material way impair the performance of his duties under this Agreement, or (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer or any of its affiliates. The Executive shall be based in the vicinity of the Calgary metropolitan area (or such other area as may be agreed upon by the Parties) and, subject to travel requirements as reasonably necessary to support successful business development efforts and management of the business, shall perform his services from a mutually agreed location in that area.

Amended and Restated Executive Employment Agreement

4. Compensation and Benefits. As payment for the services to be rendered by the Executive hereunder during the Term of this Agreement, the Executive shall be entitled to the following:

(a) receive payment of the Executive’s annual base salary at the rate of not less than US$664,198.00 a year (the “Base Salary”), less deductions required by law, payable in accordance with the Employer’s standard payroll schedule, but not less frequently than monthly; provided, that commencing with the Company’s 2017 fiscal year, the Executive’s Base Salary may be increased annually (but not decreased without the written consent of the Executive) in the discretion of the Board;

(b) a monthly automobile allowance of US$2,750.00 per month payable in accordance with the Employer’s standard payroll schedule, and which shall be subject to customary deductions and withholding;

(c) continue to be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives and continue to be eligible to receive annual performance cash awards (“Annual Cash Awards”) at the rate of 50% to 150% of Base Salary (the “Target Percentage”), and the Executive will be entitled to a guaranteed 50% annual performance cash award and as much as 150% if certain executive goals (the “Executive Goals”) are reached as identified and approved by the Compensation Committee of the Board (the “Compensation Committee”), but not to exceed the maximum award permissible under the applicable long-term incentive plan for such annual award; provided, that, at the option of the Compensation Committee, up to 50% of any Annual Cash Award payable to the Executive may be paid in shares of the Company’s common stock (which is in addition to any shares of the Company’s common stock reserved for issuance under the SAExploration Holdings, Inc. 2016 Long-Term Incentive Plan, as may be amended, restated and supplemented from time to time (the “Equity Incentive Plan”)); provided, further, that such Target Percentage will be applied to twelve (12) times the highest paid monthly base salary within the applicable calendar year. Commencing with the Company’s 2017 fiscal year, the Executive Goals will be set by the Compensation Committee under the applicable long-term incentive plan for such annual award but in any event shall not exceed the maximum award permissible under such applicable plan;

(d) the Executive will be entitled to participate, on the same basis generally as other similarly situated employees of the Company, in all benefits as may be offered by the Company from time to time;

(e) reimbursement of reasonable expenses incurred by the Executive in accordance with such expense reimbursement policies of the Company; and

(f) paid vacation of eight (8) weeks per year.

(g) Equity Compensation. The Executive shall be eligible to participate in the Equity Incentive Plan and such other equity incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives. The

Amended and Restated Executive Employment Agreement

Board or the Compensation Committee, as applicable, pursuant to written corporate action taken or at a meeting held, in either case, shall, effective on September 26, 2016 (the “Grant Date”), subject to the Executive’s employment on such Grant Date, award to the Executive the following:

(i) Stock Units. 88,252 Stock Units (as such term is defined in the Equity Incentive Plan) under the Equity Incentive Plan (the “MIP RSU Grant”) pursuant to a Stock Units Agreement (as such term is defined in the Equity Incentive Plan) that will provide for vesting of the MIP RSU Grant in equal installments, subject to the Executive’s continued employment, except as otherwise specified, as follows:

(A)	one-third (1/3) of the MIP RSU Grant on the earliest to occur of: (1) the date that occurs after the Grant Date on which the Company shall have received Oil and Gas Production Tax Credit Certificates under AS 43.55.023 or AS 43.55.025 assigned to the Company by Alaska Seismic Ventures, LLC and issued by the Tax Division of the State of Alaska, together with all such certificates received after the Closing Date, that are in an aggregate face amount of not less than US$25 million (the “Tax Credits”); (2) to the extent the Tax Credits have been received on or prior to the Grant Date, the Grant Date; or (3) the first anniversary of the Closing Date;

(B)	one-third (1/3) of the MIP RSU Grant on the second anniversary of the Closing Date; and

(C)	the remaining one-third (1/3) of the MIP RSU Grant on the third anniversary of the Closing Date;

(ii) Stock Options. 88,252 Options that are NSOs under the Equity Incentive Plan (the “MIP Option Grant”) pursuant to a Stock Option Agreement (as such term is defined in the Equity Incentive Plan) with an Exercise Price equal to the VWAP (as such term is defined in the Equity Incentive Plan) per Common Share (as such term is defined in the Equity Incentive Plan) for the 30-day period that ends on the Grant Date, and will provide for vesting of the MIP Option Grant in equal installments, subject to the Executive’s continued employment, except as otherwise specified, as follows:

(A)	one-third (1/3) of the MIP Option Grant on the earliest to occur of: (1) the date that occurs after the Grant Date on which the Company shall have received the Tax Credits; (2) to the extent the Tax Credits have been received on or prior to the Grant Date, the Grant Date; or (3) the first anniversary of the Closing Date;

(B)	one-third (1/3) of the MIP Option Grant on the second anniversary of the Closing Date; and

(C)	the remaining one-third (1/3) of the MIP Option Grant on the third anniversary of the Closing Date;

Amended and Restated Executive Employment Agreement

provided, however, that if the Executive’s employment is terminated by reason of the Executive’s: (i) death; (ii) Permanent Disability; (iii) termination by the Company other than for Cause; or (iv) termination for Good Reason, all unvested portions of the Executive’s MIP RSU Grant and the MIP Option Grant shall become fully vested upon such termination.

(iii) For the avoidance of doubt, the vesting of any awards granted to the Executive under the Equity Incentive Plan shall not be conditioned on any financial, operating or other performance metrics.

(h) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation or stock exchange listing requirement or policy of the Company adopted to comply with any such law, regulation, or listing requirement, will be subject to such deductions and requirements for repayment (“Clawback”) as may be required to be made pursuant to such law, governmental regulation, stock exchange listing requirement, or policy.

(i) Notwithstanding any provisions in this Agreement, the Equity Incentive Plan or any award agreement evidencing the grants set forth in Section 4(g) above to the contrary, if the Executive terminates his employment for any reason other than Good Reason prior to the first anniversary of the Closing Date, any awards granted pursuant to Section 4(g) (whether vested or unvested) will be automatically forfeited, and the Executive will be required to return and/or repay any shares or cash proceeds received in respect of such awards.

5. Termination. The Executive’s employment with the Company under this Agreement may be terminated in accordance with this Section 5. The date upon which any such termination becomes effective shall be deemed the “Termination Date”.

(a) Termination by the Company for Cause. The Company may terminate the Executive’s employment with the Company under this Agreement for Cause at any time without notice and without any payment to the Executive whatsoever, save and except for the payment of any Base Salary, vacation accrued but unpaid up to the Termination Date and out of pocket expenses in accordance with Section 4(e), if the Executive engages in any of the following conduct (termination for “Cause”):

(i) the breaching of any material provision of this Agreement after the Company has given the Executive not less than 30 days written notice of such breach and a period of not less than 30 days to correct, or cause to be corrected, such breach;

(ii) knowing and intentional misappropriation of funds or property of the Company or its affiliates;

(iii) engaging in conduct, even if not in connection with the performance of the duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of the Company or any of its affiliates, such as fraud, dishonesty, conviction (or a judicial finding of evidence sufficient to convict) of any felony;

Amended and Restated Executive Employment Agreement

(iv) failing to fulfill and perform the duties assigned to the Executive in accordance with the terms herein after the Company has given the Executive not less than 15 days written notice of such failure and a period of not less than 15 days to correct, or cause to be corrected, such failure; and

(v) failing to comply with corporate policies of the Company or any of its affiliates that are promulgated from time to time by the Company, provided, however, that the Company shall not be unreasonably arbitrary in its enforcement of corporate policies with respect to the Executive.

(b) Termination by the Executive for Good Reason. The Executive shall have good reason (“Good Reason”) as defined below to resign his employment within sixty (60) days following notice and receive the same payments as provided under Section 5(d) (and subject to the same release requirement), provided the Executive has first provided written notice to the Employer of conduct warranting termination of the Executive’s employment for Good Reason and provided the Employer a period of not less than thirty (30) days to cure such conduct, without the written consent of the Executive:

(i) a material diminution in the nature and scope of the Executive’s authorities or duties, including but not limited to a change in the Executive’s reporting relationship, a required move of more than a 50-mile radius of the Executive’s employment prior to any such relocation, except for reasonably required travel on the Company’s business or a reduction in pay (which shall not be triggered by the Company’s setting of the Executive Goals, beginning with the Company’s 2017 fiscal year, pursuant Section 4(c) above, even if the Executive’s Annual Cash Award payout decreases as a result); or

(ii) a material breach of this Agreement by the Employer.

(c) Termination by the Executive Without Good Reason. The Executive may terminate his employment with the Company at any time, for any reason, by providing 60 days’ advance written notice to the Company, which may be waived in whole or in part by the Company. If the Company waives the notice period in whole or in part, the Company shall pay the Base Salary for the portion of the notice period that has been waived. The Executive shall only be entitled to payment of any accrued but unpaid Base Salary, accrued but unpaid out of pocket expenses in accordance with Section 4(e) hereof and vacation pay accrued but unpaid up to the Termination Date. The Executive shall not be entitled to any accrued annual bonus or other benefits.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment, without Cause as defined in Sections 5(a), in which case the Company shall pay the Executive the following, less withholdings required by law:

(i) all accrued but unpaid Base Salary to the Termination Date;

(ii) all accrued but unpaid vacation pay to the Termination Date;

(iii) payment equal to the previous two (2) years’ bonuses paid to the Executive, plus a prorated portion of any bonus for the year of the Executive’s termination in an

Amended and Restated Executive Employment Agreement

amount as provided under the applicable bonus plan of the Company, assuming a payment at the highest level of participation of the Target Percentage. If a bonus payment was not paid to the Executive in any of those previous two (2) years, this amount will be calculated on the assumption that the bonus paid for any unpaid year was paid in full based upon the Executive’s participation level in the applicable bonus plan;

(iv) a severance amount equal to 24 months of Base Salary;

(v) if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly premiums associated with continuation of the Executive and his dependents’ insurance coverage. Such reimbursement shall be paid to the Executive on the 3rd day of the month immediately following the month in which the Executive timely remits the premium payment (with the first such payment to be made on the first such date after the 52nd day following the Termination Date and shall include all amounts owed and due to be paid to the Executive but not paid due to such delay). The Executive shall be eligible to receive such reimbursement until the earliest of (x) the 18 month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer; and

(vi) notwithstanding any provision of any outstanding equity award agreement that might otherwise be to the contrary, immediate acceleration of all unvested equity awards granted under the Equity Incentive Plan or any other equity incentive plan or long-term incentive plan of the Company, such that all outstanding unvested equity awards which have not already vested, shall immediately vest as of the Termination Date.

Prior to, and as a condition to, receiving the payments in this Section 5(d) (other than payments pursuant to Sections 5(d)(i) and (ii)), the Executive agrees to execute a full and final release in favor of the Company, in a form satisfactory to the Company not later than fifty-two (52) days following the Termination Date.

The above amounts will be paid in a single lump sum not later than fifty-two (52) days after the Termination Date subject to the fulfillment of the provision of a full and final release no later than the end of such 52-day period; provided that the payments contemplated by Section 5(d)(v) shall be reimbursed as set forth in Section 5(d)(v). The above amounts shall not be subject to the requirement of mitigation, nor reduced by any actual mitigation by the Executive. The right to receive any of the above payments shall be forfeited if the required full and final release has not been received before the end of the 52-day period; provided, however, if such 52-day period begins in one taxable year and ends in a second taxable year, the payment date shall be deemed to be the later of (i) the first business day in the year following the year in which the Executive’s “separation from service” occurs or (ii) the last day of such 52-day period. The payments referred to in Section 5(d) are inclusive of any termination and/or severance payments that may be required under applicable law.

(e) Change of Control.

Amended and Restated Executive Employment Agreement

(i) Subject to Section 5(e)(ii) below, within six (6) months following a Change of Control of the Company, should the Company not renew or replace this Agreement with an Agreement containing substantially the same or better terms, the Executive shall be entitled to receive termination payments as set out in Section 5(d) (but subject to the requirement of a full and final release in favor of the Company in a form satisfactory to the Company), except that the 52-day period payment shall not apply, but instead the payment shall be made as a single lump immediately following the expiration of a six (6) month period from the date the Executive elected to terminate his employment with the Company. For the purposes of this Section 5(e), “Change of Control” shall be defined as: (A) a tender offer or exchange offer is made and consummated for the ownership of at least fifty percent (50%) of the outstanding voting securities of the Company; (B) the Company is merged or consolidated with another entity and as a result of such merger or consolidation, at least fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by a person or persons other than a person or persons who owned at least fifty percent (50%) of the outstanding voting securities of the Company immediately prior to such merger or consolidation; (C) the Company is liquidated or otherwise sells or transfers all or substantially all of its assets to another entity which is not wholly owned, directly or indirectly, by a person or persons who own at least fifty percent (50%) or more of the outstanding voting securities of the Company; or (D) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time, acquires over fifty percent (50%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

(ii) Notwithstanding Section 5(e)(i) hereof to the contrary, the Executive acknowledges and agrees that the Executive has waived such provision and the corresponding provision under Section 5(e) of the Original Employment Agreement and any right to claim any such compensation and benefits provided under this Agreement in connection therewith with respect to the transactions specified in the RSA (the “Restructuring Transactions”), and further acknowledges and agrees that the Restructuring Transactions shall not be considered a Change of Control under this Section 5(e) or under Section 5(e) of the Original Employment Agreement.

(f) Death. The Executive’s employment with the Company under this Agreement shall automatically terminate upon the death of the Executive. Upon termination for death, the Executive or the Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) payment of any accrued but unused vacation pay; (iii) reimbursement of all out of pocket expenses in accordance with Section 4(e); and (iv) notwithstanding any provision of any outstanding equity award agreements that might otherwise be to the contrary, immediate acceleration of all unvested outstanding equity awards under the Equity Incentive Plan or any equity incentive plan or long term incentive plan of the Company, such that all outstanding equity awards which have not already vested, shall immediately vest as of the Termination Date.

(g) Permanent Disability. In the event that the Executive suffers a Permanent Disability (as defined below), the employment of the Executive may be terminated by the Company upon 90 days’ notice to the Executive; except that if the termination of the Executive’s employment would impair his ability to receive long term disability benefits in whole or in part,

Amended and Restated Executive Employment Agreement

the Executive shall, in lieu of termination, be placed on an unpaid leave of absence, it being understood, however, that the Executive shall not be entitled to re-employment by the Company after such leave of absence or when he ceases to be in receipt of such benefits. Upon termination of employment for Permanent Disability, the Executive or the Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) reimbursement of all expenses in accordance with Section 4(e); (iii) payment for any accrued but unused vacation pay; and (iv) notwithstanding any provision of any outstanding equity award agreements that might otherwise be to the contrary, immediate acceleration of all unvested outstanding equity awards under the Equity Incentive Plan or any equity incentive plan or long term incentive plan of the Company, such that all outstanding equity awards which have not already vested, shall immediately vest as of the Termination Date. For the purposes of this Section 5(g), “Permanent Disability” means a mental or physical disability whereby the Executive:

(i) is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Company either for three consecutive months or for a cumulative period of 6 months out of 12 consecutive calendar months, or

(ii) is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(h) Resignation as Officer or Director Upon Termination. Upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer or director of the Company together with any other office, position or directorship which the Executive may hold with any of its affiliates. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

(i) Survival. Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Sections 6 and 7 of this Agreement and the Non-Disclosure Agreement shall survive such termination.

6. Non-Disclosure/Confidentiality Obligations. The parties contemplate the Executive providing executive services to the Company in connection with its core business of providing effective acquisition of seismic data (the “Business”). To facilitate the Executive’s ability to perform these services, the Company agrees to provide the Executive confidential, proprietary, trade secret information regarding the Company’s business strategies, plans, techniques and processes, which are more fully set forth in the Non-Disclosure Agreement (“Confidential Information”), which the Company uses to compete in the marketplace, and the Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the Company’s interests. Moreover, from time to time, subsidiary companies or affiliates of the Company may provide that entity’s confidential, proprietary information which the Company uses to compete in the marketplace, to the Executive to facilitate the Executive’s ability to provide services to the subsidiary companies or affiliates, and the Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the subsidiary companies’ or affiliate’s interests.

Amended and Restated Executive Employment Agreement

7. Post-Employment Obligations. During the Term of this Agreement and for twelve (12) months following the Termination Date:

(a) the Executive will not, as a competitor or on behalf of any competitor of the Company, directly or indirectly solicit or accept Business from any Customer (as defined in the Non-Disclosure Agreement): (i) with whom the Executive had contact as a result of his duties with the Company or its affiliates, and/or (ii) about whom the Executive reviewed or obtained Confidential Information (as defined in the Non-Disclosure Agreement) while performing services for the Company or its affiliates. The geographic limitation for this restriction is (1) any Company or its affiliates’ territory in which the Executive had a customer or service assignment for the Company or its affiliates in the twelve (12) month period immediately preceding the Executive’s Termination Date; and/or (2) any territory in which the Company or its affiliates, have customers or service assignments about which the Executive obtained Confidential Information during the term of this Agreement; and

(b) the Executive will not solicit, induce or attempt to induce any other employee, agent or contractor of the Company or its affiliates with whom the Executive worked or about whom the Executive obtained Confidential Information in the twelve (12) month period immediately preceding the Executive’s Termination Date, to leave the employ of the Company or its affiliates to work for a competitor of the Company or its affiliates in the same or similar capacity as the other employee, agent or contractor of the Company or its affiliates worked for the Company or its affiliates.

(c) At the option of the Company, and in its sole discretion, the Company on the Termination Date may elect to extend the provisions of Section 7(a) and (b) for an additional twelve (12) months, in which case, the Company will pay to the Executive an amount equal to twelve (12) months of Base Salary as in effect at the Termination Date plus the Executive’s annual performance cash award under Section 4(c) hereof at the Executive’s Target Percentage of 100%, which shall be paid at the same time as the lump sum cash payment is made pursuant to Section 5(b), 5(d) or 5(e), as applicable, or, in the absence of such a payment, within 52 days following the Termination Date, in exchange for the Executive’s continued compliance with the provisions of Section 7(a) and (b) for such additional twelve-month period.

8. Insurance.

(a) The Employer agrees to maintain throughout the term of this Agreement D&O coverage substantially similar in nature to its current D&O coverage in effect immediately prior to the effective date of the RSA, providing coverage to the Executive for those claims and causes of action arising out the performance of the Executive’s duties in the course and scope of his employment under this Agreement.

(b) The Employer agrees to indemnify the Executive to the fullest extent permitted by law against any liability arising from or relating to any of the Restructuring Transactions.

Amended and Restated Executive Employment Agreement

9. Notices. All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed telefax, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, TX 77079
Attn: VP Human Resources

If to Executive:

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

10. Specific Performance. The Executive and the Employer acknowledges that a remedy at law for any breach or threatened breach of Section 6 or 7 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars (US$1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

12. Assignment. This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable.

13. Binding Effect. Subject to the provisions of Section 12 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Executive’s heirs and personal representatives, and the successors and assignees of the Employer.

14. Prior Employment Agreements and Obligations. The Executive represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements and employer policies to which he may be a party or have been a party, and that at the time of execution of this Agreement, the Executive is not a party to or otherwise restricted by any other employment agreement, non-solicitation agreement, non-competition covenant, confidentiality or nondisclosure agreement (other than the Non-Disclosure Agreement)

Amended and Restated Executive Employment Agreement

in any manner which would prevent the Executive from performing the services contemplated by this Agreement. The Executive represents and warrants that nothing contained in any agreement that he has with any parties shall preclude the Executive from performing all of his duties, obligations and covenants as contained in this Agreement. The Employer is entering into this Agreement solely for the expertise and experience of the Executive, and the Employer expressly forbids the Executive from using or disclosing any confidential information or trade secrets of any prior employer or other third party in connection with the Executive’s performance under this Agreement. The Executive represents and warrants to the Employer that he has not and will not in the future, take, use or disclose the confidential information or trade secrets of a third-party for the benefit of the Employer.

15. Parol Evidence. This Agreement and the Non-Disclosure Agreement (and any other agreements incorporated by reference herein) constitutes the sole and complete agreement between the Parties hereto as to the matters contained herein, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Executive for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this Agreement and the performance by the Executive of any of the duties of his employment with the Employer. The provisions of this Agreement supersede the provisions of the Original Employment Agreement in their entirety.

16. Waiver. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

17. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Texas, Alaska, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Mutual Waiver of Jury Trial. THE EMPLOYER AND THE EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Amended and Restated Executive Employment Agreement

19. Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

20. Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

21. Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile transmission and email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

22. Acknowledgment of Enforceability. The Executive acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Employer. Therefore, the Executive agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

23. Reconstruction of Agreement. Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

24. Confidentiality. The Executive acknowledges and agrees that the terms and conditions and the financial details of this Agreement are confidential, and the Executive agrees that he will not disclose the same to non-parties under any circumstances unless compelled by law.

25. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance and regulations issued thereunder (“Section 409A”). The parties agree to work together in good faith in an effort to comply with Section 409A and any provision that would cause this Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

Amended and Restated Executive Employment Agreement

(b) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses shall be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable documentation from the Executive in accordance with its expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided under this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed as of the Executive’s Termination Date to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit (the “Delayed Payment”) shall not be made or provided prior to the earlier of (i) the first business day of the seventh month measured from the date of the Executive’s separation from service (within the meaning of Section 409A or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period (the “Permissible Payment Date”), all Delayed Payments (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the Permissible Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

26. Counsel. The Executive acknowledges that he is executing a legal document that contains certain duties, obligations and restrictions as specified herein. The Executive furthermore acknowledges that he has been advised of his right to retain legal counsel, and that he has either been represented by legal counsel prior to his execution hereof or has knowingly elected not to be so represented.

By signing below, the Executive acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement.

[Signatures on the following page]

Amended and Restated Executive Employment Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SAExploration Holdings, Inc.

By:	/s/ Jeff Hastings
Name:	Jeff Hastings
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Brian Beatty
Name:	Brian Beatty

Amended and Restated Executive Employment Agreement – B. Beatty